EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-28997, 333-54186, 333-66889, 333-103183, 333-101744, 333-136798 and 333-156202) on Form S-8 of Benchmark Electronics, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Benchmark Electronics, Inc.

(signed) KPMG LLP
Houston, Texas
March 1, 2010